Exhibit 23.01

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Commerical Credit Company:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-18208, 33-27241 (and the related offerings of securities registered under Registration Statement No. 33-10444), 33-28723, 33-35618, 33-39857,
33-43351, 33-51814, 33-50513, 33-56553, 33-59415, 333-00055 and 333-13311) on
Form S-3 of Commercial Credit Company of our report dated January 17, 1997, relating to the consolidated statement of financial position of Commercial Credit Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1996 and the related financial statement schedule, which report appears herein.

/s/ KPMG Peat Marwick LLP

Baltimore, Maryland
March 26, 1997